UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
 SCHEDULE 14A INFORMATION
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FTD GROUP, Inc.

(Name of Registrant as Specified in Its Charter)

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Exhibit 99.1

Contact Information:	FTD Group, Inc.
Jandy Tomy
Investor Relations
(630) 724-6984
jtomy@ftdi.com
FOR IMMEDIATE RELEASE
FTD Group, Inc. Reports Third Quarter Fiscal Year 2008 Results
DOWNERS GROVE, IL. — Tuesday, May 6, 2008 — FTD Group, Inc. (NYSE: FTD), a leading international provider of floral related products and services, today announced third quarter fiscal year 2008 financial results for the period ended March 31, 2008.
THIRD QUARTER FISCAL YEAR 2008 RESULTS
Third quarter fiscal year 2008 consolidated revenue grew $9.1 million, or 5.0%, to $192.0 million, compared to consolidated revenue of $182.9 million for the same period of fiscal year 2007. The International segment contributed $7.4 million to this revenue growth. The Domestic businesses contributed the remaining $1.7 million to this revenue growth. The increase in the Domestic business revenue was primarily the result of the shift of Easter to the third quarter in fiscal year 2008, whereas it occurred during the fourth quarter of fiscal year 2007.
Resulting net income for the third quarter of fiscal year 2008 was $9.3 million, or $0.31 per diluted share. During the current year third quarter, the Company incurred $3.5 million in unusual expenses, which included $2.0 million of charges related to abandoned acquisition opportunities in light of the pending acquisition by United Online, Inc., $0.9 million of expenses related to the pending acquisition by United Online, Inc. and $0.6 million in advisory costs incurred in conjunction with the resolution of a sales tax audit. Net of tax, these charges amounted to $0.07 per diluted share. This was partially offset by a $0.01 per diluted share reduction to the tax provision during the current year quarter, which was primarily related to the expiration of a tax statute. Fiscal year 2007 third quarter net income was $9.6 million, or $0.32 per diluted share, which included $0.02 per diluted share in expenses related to the Company’s secondary stock offering in the third quarter of fiscal year 2007.
Including the $3.5 million in unusual expenses described above, earnings before interest, taxes, depreciation and amortization (EBITDA) was $22.5 million for the third quarter of fiscal year 2008. Adjusted EBITDA, which excluded the unusual expenses described above and other (income) expense, net, was $26.0 million compared to Adjusted EBITDA (which excluded other (income) expense, net) of $26.1 million for the same period of the prior fiscal year.
A table reconciling net income to EBITDA and Adjusted EBITDA and management’s discussion of the use of non-GAAP measures is included with the attached consolidated financial
3113 Woodcreek Drive • Downers Grove, IL 60515
Main Phone: (630) 719-7800 •www.ftd.com • www.interflora.co.uk statements. The Company believes EBITDA and Adjusted EBITDA provide useful supplemental information related to the Company’s operations and results.
Domestic Consumer Segment
The Domestic Consumer Segment achieved revenue of $81.7 million in the third quarter of fiscal year 2008, compared to revenue of $80.2 million in the same period of fiscal year 2007, an increase of 1.8%. Revenue in the quarter benefited from the shift of the Easter holiday into the third quarter compared with the prior year when Easter occurred in the fourth quarter. Third quarter operating income in the Domestic Consumer Segment was $4.7 million, or 5.8% of Domestic Consumer Segment revenue, compared to $4.2 million in the prior year quarter, or 5.3% of Domestic Consumer Segment revenue. Operating margin during the period increased due to more efficient technology spending and increased efficiencies in the customer service area.
Domestic Consumer orders during the third quarter of fiscal year 2008 totaled approximately 1,236,000 compared to approximately 1,243,000 orders in the same period of fiscal year 2007. Average order value increased to $64.48 in the current quarter from $63.04 in the prior year’s quarter.
Domestic Florist Segment
The Domestic Florist Segment achieved revenue of $49.3 million in the third quarter of fiscal year 2008, slightly up from the $49.1 million of revenue achieved in the same period of the prior fiscal year. Fiscal year 2008 third quarter operating income for the Domestic Florist Segment was $14.5 million, or 29.4% of Domestic Florist Segment revenue, compared to $16.4 million in the prior year quarter, or 33.3% of Domestic Florist Segment revenue. This decline in operating income is largely related to a shift in timing of advertising expenses related to the Easter holiday and a florist membership event that occurred during the third quarter of the current fiscal year and during the fourth quarter of the prior fiscal year.
International Segment
For the third quarter of fiscal year 2008, the International Segment, primarily comprised of the Interflora U.K. business, achieved revenue of $61.0 million compared to revenue of $53.6 million in the third quarter of the prior fiscal year, representing a 14.0% increase. This increase included $0.9 million, or 1.5%, related to favorable foreign currency movement between the U.S. dollar and the British Pound. The International Segment achieved operating income of $7.3 million, or 12.0% of revenue, in the third quarter of fiscal year 2008 compared to $5.3 million, or 9.9% of revenue, in the third quarter of fiscal year 2007. This increase was largely due to efficiencies across the business.
The International Segment continued to experience strong demand as consumer order volume increased 14.0% to approximately 758,000 for the third quarter of fiscal year 2008, compared to approximately 665,000 orders in the same period of the prior fiscal year. Average order value in the International Segment was $67.39 in the current quarter, a 1.1% increase, attributable to favorable foreign currency movement, compared to $66.68 for the same period of the prior fiscal year. Internet orders increased to 77.9% in the current quarter, from 73.4% for the same period of fiscal year 2007.

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BALANCE SHEET AND OTHER HIGHLIGHTS
As of March 31, 2008, the Company’s cash and cash equivalents totaled $34.0 million. The Company’s debt balance totaled $294.1 million, compared to total debt of $302.0 million as of December 31, 2007. As of March 31, 2008, the Company had $72.1 million available under its revolving credit facility.
In addition to the $7.8 million debt repayment made during the third quarter of fiscal year 2008, the Company paid a quarterly cash dividend of $0.1625 per share on April 4, 2008 to shareholders of record on March 21, 2008, in an amount totaling $4.8 million.
OUTLOOK
For fiscal year 2008, the Company is reaffirming its previously announced annual revenue target of approximately $645 million and targeted Adjusted EBITDA (excluding other (income) expense, net and the unusual charges incurred in the third quarter of fiscal year 2008, as described above) of approximately $98 million. Targeted EBITDA, including the $3.5 million of unusual expenses incurred in the third quarter as described above, is expected to be approximately $95 million. These targets exclude any expenses related to the pending acquisition by United Online, Inc. that may be incurred during the fourth quarter. The Company’s targeted Adjusted EBITDA includes approximately $4 million of expense related to stock compensation associated with Statement of Financial Accounting Standards No. 123(R) and a deferred compensation plan at Interflora U.K. The Company expects targeted net income for the fiscal year to be approximately $39 million, or $1.31 per diluted share, a decrease from the previous net income target of $40 million, or $1.35 per diluted share. These new net income and diluted EPS targets reflect the unusual charges described earlier in the release and exclude any additional charges related to the pending acquisition by United Online, Inc. that may be incurred in the last quarter of the year. The above targets are only estimates, which may be exceeded or alternatively may not be achieved.
ACQUISITION OF COMPANY BY UNITED ONLINE, INC.
As announced on April 30, 2008, the Company and United Online, Inc. (Nasdaq: UNTD), a leading provider of consumer Internet and media services entered into a definitive merger agreement providing for the acquisition of FTD Group, Inc. by United Online, Inc. Under the terms of the merger agreement, FTD stockholders will receive $7.34 in cash, 0.4087 of a share of United Online common stock (“United Online Stock”) and $3.31 principal amount of United Online 13% senior secured notes due 2013 (the “Notes”) for each share of FTD common stock in the merger, for a total value of $15.08 per share of FTD common stock based on United Online’s closing stock price of $10.83 on April 29, 2008. The total consideration to FTD stockholders will be approximately $456 million, consisting of $222 million in cash, 12.35 million shares of United Online Stock and $100 million aggregate principal amount of Notes. The remaining purchase price consists of repayment of FTD indebtedness and expenses incurred in connection with the transaction. Upon closing of the transaction, the former FTD stockholders will own approximately 15% of United Online.
Under the terms of the merger agreement, United Online may elect to increase the per share cash consideration payable to FTD’s stockholders by $2.81 in full substitution of the Notes, in which case FTD stockholders will receive a total of $10.15 in cash and 0.4087 of a share of United Online Stock in exchange for each share of FTD common stock in the merger, or a total value of $14.58 per share of FTD common stock, based on United Online’s closing stock price of $10.83 on April 29, 2008. In such case, the total consideration to FTD stockholders will be

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approximately $440 million, consisting of $307 million in cash and 12.34 million shares of United Online Stock. FTD will notify its stockholders as to the amount of cash, United Online Stock and, if applicable, Notes consideration they will receive for each share of FTD common stock in the merger in the definitive proxy/prospectus materials to be mailed to FTD’s stockholders.
The acquisition is anticipated to close during the third quarter of calendar year 2008. The transaction requires the approval of FTD stockholders and is subject to a financing condition and customary closing conditions. Under the terms of the merger agreement, FTD has agreed to suspend all dividends on its common stock for 180 days after the date of the signing of the merger agreement. After the closing of the acquisition, FTD will continue to operate as a wholly-owned subsidiary of United Online, operating out of FTD’s existing facilities, including its U.S. headquarters in Downers Grove, Illinois and its international headquarters in the United Kingdom.
ADDITIONAL INFORMATION AND WHERE YOU CAN FIND IT
United Online, Inc. (“United”) intends to file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4, which will include a proxy statement/prospectus of United and the Company and other relevant materials in connection with the proposed transaction. The proxy statement/prospectus will be mailed to the stockholders of the Company. Investors and stockholders are urged to read the proxy statement/prospectus and Registration Statement, and any and all amendments or supplements thereto, when they become available because they will contain important information about the proposed transaction. Investors and stockholders may obtain a free copy of the proxy statement/prospectus and Registration Statement (when available), as well as other documents filed by United and the Company with the SEC, at the SEC’s website at www.sec.gov <file://www.sec.gov>. Investors and stockholders may also obtain a free copy of the proxy statement/prospectus and Registration Statement and the respective filings with the SEC directly from United by directing a request to Erik Randerson at (818) 287-3350 and directly from the Company by directing a request to Jandy Tomy at (630) 724-6984. Investors and stockholders are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.
Each of the companies’ directors and executive officers and other persons may be deemed, under SEC rules, to be participating in the solicitation of proxies in connection with the proposed transaction. Information regarding United’s directors and officers can be found in its proxy statement filed with the SEC on April 29, 2008, and information regarding the Company’s directors and officers can be found in its proxy statement filed with the SEC on October 11, 2007. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interest in the transaction, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC.
ABOUT FTD GROUP, INC.
FTD Group, Inc. is a leading provider of floral related products and services to consumers and retail florists, as well as other retail locations offering floral products, in the U.S., Canada, the U.K. and the Republic of Ireland. The business utilizes the highly recognized FTD and Interflora brands, both supported by the Mercury Man logo, which is displayed in approximately 45,000 floral shops worldwide. The consumer businesses operate primarily through the www.ftd.com

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Web site in the U.S. and Canada and the www.interflora.co.uk Web site in the U.K. and are complemented by the florist businesses which provide products and services to the Company’s independent members.
FORWARD-LOOKING STATEMENTS
This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may include statements regarding the Company’s outlook, anticipated revenue growth and profitability; anticipated benefits of its acquisition of Interflora Holdings Limited (“Interflora U.K.”), anticipated benefits of investments in new products, programs and offerings and opportunities and trends within both the domestic and international floral businesses, including opportunities to expand these businesses and capitalize on growth opportunities or increase penetration of service offerings. The international business reflects the operations of Interflora U.K. These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the Company and the Company’s industry. Investors are cautioned that actual results could differ from those contained in any forward-looking statements as a result of: the Company’s ability to acquire and retain FTD and Interflora U.K. members and continued recognition by members of the value of the Company’s products and services; the acceptance by members of new or modified service offerings recently introduced; the Company’s ability to sell additional products and services to FTD and Interflora U.K. members; the Company’s ability to expand existing marketing partnerships and secure new marketing partners within the domestic and international consumer businesses; the success of the Company’s marketing campaigns; the ability to retain customers and maintain average order value within the domestic and international consumer businesses; the ability to manage foreign currency exchange rate risk; the Company’s performance during key holiday selling seasons such as Christmas, Valentine’s Day and Mother’s Day; the existence of failures in the Company’s computer systems; competition from existing and potential new competitors; levels of discretionary consumer purchases of flowers and specialty gifts; the Company’s ability to manage or reduce its level of expenses within both the domestic and international businesses; actual growth rates for the markets in which the Company competes compared with forecasted growth rates; the Company’s ability to increase capacity and introduce enhancements to its Web sites; and the Company’s ability to integrate Interflora U.K. and additional partners or acquisitions, if any are identified. These factors, along with other potential risks and uncertainties, are discussed in the Company’s reports and other documents filed with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update its forward-looking statements.
Financial statements follow...

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FTD GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Revenues:
Consumer segment	$81,686	$80,216	$192,040	$197,084
Florist segment	49,264	49,123	136,686	137,522
International segment	61,037	53,560	142,495	108,604

Total revenues	191,987	182,899	471,221	443,210

Costs of goods sold and services provided:
Consumer segment	58,314	56,980	135,763	140,467
Florist segment	17,483	16,639	46,811	44,167
International segment	42,730	37,491	98,130	75,203
Corporate	514	493	1,467	1,507

Total costs of goods sold and services provided	119,041	111,603	282,171	261,344

Gross profit:
Consumer segment	23,372	23,236	56,277	56,617
Florist segment	31,781	32,484	89,875	93,355
International segment	18,307	16,069	44,365	33,401
Corporate	(514)	(493)	(1,467)	(1,507)

Total gross profit	72,946	71,296	189,050	181,866

Advertising and selling:
Consumer segment	11,681	11,346	23,915	25,087
Florist segment	12,539	11,793	32,902	35,042
International segment	5,355	4,209	12,346	8,638

Total advertising and selling	29,575	27,348	69,163	68,767

General and administrative:
Consumer segment	5,637	6,525	14,515	16,750
Florist segment	2,292	2,052	6,570	6,348
International segment	5,611	6,547	17,590	15,549
Corporate	10,372	6,374	24,740	19,615

Total general and administrative	23,912	21,498	63,415	58,262

Operating income (loss) before corporate allocations:
Consumer segment	6,054	5,365	17,847	14,780
Florist segment	16,950	18,639	50,403	51,965
International segment	7,341	5,313	14,429	9,214
Corporate	(10,886)	(6,867)	(26,207)	(21,122)

Total operating income before corporate allocations	19,459	22,450	56,472	54,837

Corporate Allocations:
Consumer segment	1,311	1,151	3,339	3,021
Florist segment	2,479	2,284	8,039	7,007
International segment	—	—	—	—
Corporate	(3,790)	(3,435)	(11,378)	(10,028)

Total corporate allocations	—	—	—	—

Income (loss) from operations:
Consumer segment	4,743	4,214	14,508	11,759
Florist segment	14,471	16,355	42,364	44,958
International segment	7,341	5,313	14,429	9,214
Corporate	(7,096)	(3,432)	(14,829)	(11,094)

Total income from operations	19,459	22,450	56,472	54,837

Other income and expenses:
Interest income	(399)	(489)	(1,020)	(1,126)
Interest expense	5,456	6,444	17,998	21,679
Other (income) expense, net	23	570	(325)	(725)

Total other income and expenses	5,080	6,525	16,653	19,828

Income before income tax	14,379	15,925	39,819	35,009

Income tax expense	5,086	6,310	13,404	13,844

Net income	$9,293	$9,615	$26,415	$21,165

Net income per common share — basic	$0.31	$0.34	$0.90	$0.75

Net income per common share — diluted	$0.31	$0.32	$0.89	$0.72

Weighted average common shares outstanding — basic	29,520	28,462	29,365	28,343

Weighted average common shares outstanding — diluted	29,755	29,827	29,698	29,510

FTD GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2008	June 30, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$33,997	$25,462
Accounts receivable, less allowance for doubtful accounts of $6,736 at March 31, 2008 and $5,431 at June 30, 2007	38,958	32,416
Inventories, net	4,356	3,694
Other current assets	11,844	9,500

Total current assets	89,155	71,072

Property and equipment:
Property and equipment	36,931	35,791
Less accumulated depreciation	14,425	11,018

Property and equipment, net	22,506	24,773

Other assets:
Computer software, net	12,674	12,699
Other noncurrent assets	23,228	21,085
Other intangible assets, less accumulated amortization of $11,548 at March 31, 2008 and $9,154 at June 30, 2007	11,052	13,454
Trademarks	187,525	187,816
Goodwill	417,645	418,001

Total other assets	652,124	653,055

Total assets	$763,785	$748,900

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$70,547	$52,009
Other accrued liabilities	29,856	28,511
Current maturities of long-term debt	1,242	8,475
Dividends payable	4,801	4,707

Total current liabilities	106,446	93,702

Senior secured credit facility	121,079	133,418
Senior subordinated notes	170,117	170,117
Post-retirement benefits, accrued pension obligations and other liabilities	5,319	4,535
Deferred income taxes	80,072	85,350

Stockholders’ equity:
Common stock: $0.01 par value, 75,000 shares authorized; 29,832 shares issued as of March 31, 2008 and 29,482 shares issued as of June 30, 2007	298	295
Additional paid-in capital	237,142	235,589
Retained earnings	33,657	20,952
Accumulated other comprehensive income	9,655	9,933
Treasury stock, at cost, 519 shares as of June 30, 2007	—	(4,991)

Total stockholders’ equity	280,752	261,778

Total liabilities and stockholders’ equity	$763,785	$748,900

FTD GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended
	March 31,
	2008	2007
Cash flows from operating activities:
Net income	$26,415	$21,165
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,463	10,890
Stock-based compensation expense	1,947	1,451
Amortization and write-off of deferred financing costs	742	2,512
Provision for doubtful accounts	2,504	2,088
Deferred income taxes	(5,817)	2,706
Excess tax benefit from stock-based compensation	(2,421)	(1,904)
(Decrease) increase due to changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(8,963)	(9,743)
Inventories	(663)	(341)
Other current assets	(1,007)	1,058
Other noncurrent assets	(3,160)	283
Accounts payable	17,849	2,444
Other accrued liabilities	5,365	4,784

Net cash provided by operating activities	42,254	37,393

Cash flows from investing activities:
Capital expenditures	(4,795)	(6,027)
Dividends received	48	—
Acquisition of business, net of cash acquired	—	(96,717)

Net cash used in investing activities	(4,747)	(102,744)

Cash flows from financing activities:
Repayments of long-term debt	(19,572)	(57,750)
Dividends paid	(14,366)	—
Proceeds from exercise of stock options	2,187	2,315
Excess tax benefit from stock-based compensation	2,421	1,904

Proceeds from issuance of common stock	6	—
Proceeds from issuance of long-term debt, net of financing costs	—	148,536

Net cash (used in) provided by financing activities	(29,324)	95,005

Effect of foreign exchange rate changes on cash	352	771

Net increase in cash and cash equivalents	8,535	30,425

Cash and cash equivalents at beginning of period	25,462	10,954

Cash and cash equivalents at end of period	$33,997	$41,379

FTD GROUP, INC.
SEGMENT INFORMATION
(Unaudited)
(In thousands)

	Three Months Ended			Three Months Ended
	March 31, 2008			March 31, 2007
	Gross Segment	Eliminations	Consolidated	Gross Segment	Eliminations	Consolidated
Revenues:
Consumer segment	$85,082	$(3,396)	$81,686	$83,244	$(3,028)	$80,216
Florist segment	49,385	(121)	49,264	49,221	(98)	49,123
International segment	60,940	97	61,037	53,476	84	53,560

Total	195,407	(3,420)	191,987	185,941	(3,042)	182,899

Costs of Goods Sold and Services Provided:
Consumer segment	58,435	(121)	58,314	57,078	(98)	56,980
Florist segment	17,483	—	17,483	16,639	—	16,639
International segment	42,761	(31)	42,730	37,528	(37)	37,491
Corporate	514	—	514	493	—	493

Total	119,193	(152)	119,041	111,738	(135)	111,603

Gross Profit:
Consumer segment	26,647	(3,275)	23,372	26,166	(2,930)	23,236
Florist segment	31,902	(121)	31,781	32,582	(98)	32,484
International segment	18,179	128	18,307	15,948	121	16,069
Corporate	(514)	—	(514)	(493)	—	(493)

Total	76,214	(3,268)	72,946	74,203	(2,907)	71,296

Advertising and Selling:
Consumer segment	11,681	—	11,681	11,346	—	11,346
Florist segment	15,935	(3,396)	12,539	14,821	(3,028)	11,793
International segment	5,324	31	5,355	4,292	(83)	4,209

Total	32,940	(3,365)	29,575	30,459	(3,111)	27,348

General and Administrative:
Consumer segment	5,637	—	5,637	6,525	—	6,525
Florist segment	2,292	—	2,292	2,052	—	2,052
International segment	5,637	(26)	5,611	6,486	61	6,547
Corporate	10,372	—	10,372	6,374	—	6,374

Total	23,938	(26)	23,912	21,437	61	21,498

Operating Income (Loss) before Corporate Allocations:
Consumer segment	9,329	(3,275)	6,054	8,295	(2,930)	5,365
Florist segment	13,675	3,275	16,950	15,709	2,930	18,639
International segment	7,218	123	7,341	5,170	143	5,313
Corporate	(10,886)	—	(10,886)	(6,867)	—	(6,867)

Total	19,336	123	19,459	22,307	143	22,450

Corporate Allocations:
Consumer segment	1,311	—	1,311	1,151	—	1,151
Florist segment	2,479	—	2,479	2,284	—	2,284
International segment	—	—	—	—	—	—
Corporate	(3,790)	—	(3,790)	(3,435)	—	(3,435)

Total	—	—	—	—	—	—

Operating Income (Loss):
Consumer segment	8,018	(3,275)	4,743	7,144	(2,930)	4,214
Florist segment	11,196	3,275	14,471	13,425	2,930	16,355
International segment	7,218	123	7,341	5,170	143	5,313
Corporate	(7,096)	—	(7,096)	(3,432)	—	(3,432)

Total	$19,336	$123	$19,459	$22,307	$143	$22,450

Depreciation and Amortization:
Consumer segment	$877	$—	$877	$950	$—	$950
Florist segment	660	—	660	799	—	799
International segment	851	—	851	1,078	—	1,078
Corporate	656	—	656	862	—	862

Total	$3,044	$—	$3,044	$3,689	$—	$3,689

FTD GROUP, INC.
SEGMENT INFORMATION
(Unaudited)
(In thousands)

	Nine Months Ended			Nine Months Ended
	March 31, 2008			March 31, 2007
	Gross Segment	Eliminations	Consolidated	Gross Segment	Eliminations	Consolidated
Revenues:
Consumer segment	$200,459	$(8,419)	$192,040	$205,437	$(8,353)	$197,084
Florist segment	137,037	(351)	136,686	137,834	(312)	137,522
International segment	142,197	298	142,495	108,422	182	108,604

Total	479,693	(8,472)	471,221	451,693	(8,483)	443,210

Costs of Goods Sold and Services Provided:
Consumer segment	136,114	(351)	135,763	140,779	(312)	140,467
Florist segment	46,811	—	46,811	44,167	—	44,167
International segment	98,229	(99)	98,130	75,280	(77)	75,203
Corporate	1,467	—	1,467	1,507	—	1,507

Total	282,621	(450)	282,171	261,733	(389)	261,344

Gross Profit:
Consumer segment	64,345	(8,068)	56,277	64,658	(8,041)	56,617
Florist segment	90,226	(351)	89,875	93,667	(312)	93,355
International segment	43,968	397	44,365	33,142	259	33,401
Corporate	(1,467)	—	(1,467)	(1,507)	—	(1,507)

Total	197,072	(8,022)	189,050	189,960	(8,094)	181,866

Advertising and Selling:
Consumer segment	23,915	—	23,915	25,087	—	25,087
Florist segment	41,321	(8,419)	32,902	43,395	(8,353)	35,042
International segment	12,280	66	12,346	8,834	(196)	8,638

Total	77,516	(8,353)	69,163	77,316	(8,549)	68,767

General and Administrative:
Consumer segment	14,515	—	14,515	16,750	—	16,750
Florist segment	6,570	—	6,570	6,348	—	6,348
International segment	17,584	6	17,590	15,231	318	15,549
Corporate	24,740	—	24,740	19,615	—	19,615

Total	63,409	6	63,415	57,944	318	58,262

Operating Income (Loss) before Corporate Allocations:
Consumer segment	25,915	(8,068)	17,847	22,821	(8,041)	14,780
Florist segment	42,335	8,068	50,403	43,924	8,041	51,965
International segment	14,104	325	14,429	9,077	137	9,214
Corporate	(26,207)	—	(26,207)	(21,122)	—	(21,122)

Total	56,147	325	56,472	54,700	137	54,837

Corporate Allocations:
Consumer segment	3,339	—	3,339	3,021	—	3,021
Florist segment	8,039	—	8,039	7,007	—	7,007
International segment	—	—	—	—	—	—
Corporate	(11,378)	—	(11,378)	(10,028)	—	(10,028)

Total	—	—	—	—	—	—

Operating Income (Loss):
Consumer segment	22,576	(8,068)	14,508	19,800	(8,041)	11,759
Florist segment	34,296	8,068	42,364	36,917	8,041	44,958
International segment	14,104	325	14,429	9,077	137	9,214
Corporate	(14,829)	—	(14,829)	(11,094)	—	(11,094)

Total	$56,147	$325	$56,472	$54,700	$137	$54,837

Depreciation and Amortization:
Consumer segment	$2,645	$—	$2,645	$2,883	$—	$2,883
Florist segment	1,970	—	1,970	2,430	—	2,430
International segment	2,882	—	2,882	2,783	—	2,783
Corporate	1,966	—	1,966	2,794	—	2,794

Total	$9,463	$—	$9,463	$10,890	$—	$10,890

FTD GROUP, INC.
NON-GAAP FINANCIAL MEASURES
EBITDA, Adjusted EBITDA and Targeted EBITDA
(Unaudited)
(In thousands)
Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”).
The Company defines EBITDA as net income before net interest expense, income tax expense, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA plus expenses and minus income items that are not considered reflective of the Company’s core operations. EBITDA and Adjusted EBITDA are calculated as follows for the periods presented:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Net income, as reported (GAAP basis)	$9,293	$9,615	$26,415	$21,165
plus: Interest expense, net	5,057	5,955	16,978	20,553
plus: Depreciation and amortization	3,044	3,689	9,463	10,890
plus: Income tax expense	5,086	6,310	13,404	13,844

EBITDA (1)	22,480	25,569	66,260	66,452
less: Other (income) expense, net	23	570	(325)	(725)
Items not reflective of core operations (2)	3,462	—	3,462	—

Adjusted EBITDA (1)	$25,965	$26,139	$69,397	$65,727

Targeted Adjusted EBITDA is calculated below for the year ending June 30, 2008. The other (income) expense, net presented below reflects the Company’s actual other (income) expense, net for the nine-month period ended March 31, 2008. The Company is not projecting any additional other (income) expense, net or other items not reflective of core operations for the year ending June 30, 2008. Targeted EBITDA includes approximately $4 million of expense related to stock compensation associated with SFAS No. 123(R) and a deferred compensation plan related to Interflora.

Forecasted Targets
Year Ending
June 30, 2008
Net income (GAAP basis)	$39,100
plus: Interest expense, net	22,000
plus: Depreciation and amortization	12,600
plus: Income tax expense	21,200

EBITDA (1)	$94,900

less: Other (income) expense, net	(325)
Items not reflective of core operations (2)	3,462

Adjusted EBITDA (1)	$98,037

(1)	The Company uses EBITDA and Adjusted EBITDA as supplemental measures of performance. The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance, as it is used as a performance measure under the senior credit facility entered into in connection with the acquisition of Interflora Holdings Limited, the indenture governing the Notes and the Company’s executive compensation plan. The adjustment made in the calculation of Adjusted EBITDA, as described above, is an adjustment that would be made in calculating the Company’s performance for purposes of coverage ratios under the senior credit facility and the indenture governing the Notes, and the Company’s executive compensation plan bases incentive compensation payments in significant part on the Company’s performance measured using Adjusted EBITDA as presented above. Measures similar to EBITDA and Adjusted EBITDA are also widely used by the Company and by others in the Company’s industry to evaluate and price potential acquisition candidates.

The Company believes EBITDA and Adjusted EBITDA facilitate operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of facilities and equipment (affecting relative depreciation expense), other (income) expense, net (including foreign currency transactions) and other expenses or income items that are not considered reflective of the Company’s core operations. The Company also presents EBITDA and Adjusted EBITDA because it believes they are frequently used by investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA and/or Adjusted EBITDA when reporting their results.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are that they do not reflect the Company’s cash expenditures for capital expenditures, they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt, they do not reflect changes in, or cash requirements for, the Company’s working capital requirements, they do not reflect other expenses or gains excluded above and other companies in the Company’s industry may calculate these measures differently than presented above. The Company compensates for these limitations by relying primarily on GAAP results and using EBITDA and Adjusted EBITDA only supplementally.

(2)	During the third quarter of fiscal year 2008, the Company recorded $2.0 million of expenses related to abandoned acquisition opportunities, $0.9 million of expenses related to the pending acquisition by United Online, Inc. and $0.6 million in advisory costs incurred in conjunction with the resolution of a sales tax audit. These expenses are not reflective of the Company’s core operations.